Exhibit 99.3

CC Holdings GS V LLC

Crown Castle GS III Corp.

Offer to Exchange up to $500,000,000 Aggregate Principal Amount of their outstanding, unregistered

2.381% Senior Secured Notes due 2017 and the guarantees thereof for a Like Principal Amount of

2.381% Senior Secured Notes due 2017 and the guarantees thereof which have been registered under the Securities Act of 1933 (the “2017 Notes Exchange Offer”)

and

Offer to Exchange up to $1,000,000,000 Aggregate Principal Amount of their outstanding, unregistered 3.849% Senior Secured Notes due 2023 and the guarantees thereof for a Like Principal Amount of 3.849% Senior Secured Notes due 2023 and the guarantees thereof which have been registered under the Securities Act of 1933 (the “2023 Notes Exchange Offer” and, together with the 2017 Notes Exchange Offer, the “Exchange Offers” and each an “Exchange Offer”)

Pursuant to the Prospectus, dated             , 2013

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

CC Holdings GS V LLC, a Delaware limited liability company (“CCL”), and Crown Castle GS III Corp., a Delaware corporation (together with CCL, the “Company”), hereby offer to exchange, upon and subject to the terms and conditions set forth in the prospectus dated             , 2013 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”), (i) up to $500,000,000 aggregate principal amount of their outstanding, unregistered 2.381% Senior Secured Notes due 2017 (the “2017 Original Notes”) for a like principal amount of registered 2.381% Senior Secured Notes due 2017 (the “2017 Exchange Notes”) and (ii) up to $1,000,000,000 aggregate principal amount of their outstanding, unregistered 3.849% Senior Secured Notes due 2023 (the “2023 Original Notes” and, together with the 2017 Original Notes, the “Original Notes”) for a like principal amount of registered 3.849% Senior Secured Notes due 2023 (the “2023 Exchange Notes” and, together with the 2017 Exchange Notes, the “Exchange Notes”). The Original Notes and the Exchange Notes are sometimes referred to in this letter together as the “Notes” and all references to the Notes include references to the related guarantees. We refer to the 2017 Original Notes and the 2017 Exchange Notes together as the “2017 Notes” and the 2023 Original Notes and the 2023 Exchange Notes together as the “2023 Notes”. The 2017 Notes and the 2023 Notes will constitute separate series of notes. Capitalized terms not defined herein shall have the meaning ascribed to them in the Prospectus.

The Exchange Offers are intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of December 24, 2012, relating to the Original Notes, by and among the Company and the guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the initial purchasers of the Original Notes. As set forth in the Prospectus, the terms of the Exchange Notes are identical to the terms of the applicable Original Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions applicable to such Original Notes do not apply to the applicable Exchange Notes.

Please contact your clients for whom you hold any Original Notes regarding the applicable Exchange Offer. For your information and for forwarding to your clients for whom you hold such Original Notes registered in your name or in the name of your nominee, or who hold such Original Notes registered in their own names, the following documents are enclosed:

1.	Prospectus dated , 2013;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	Internal Revenue Service Form W-9 (included with the Letter of Transmittal); and

4.	A form of letter which may be sent to your clients for whose account you hold such Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the applicable Exchange Offer.

Your prompt action is requested. Each Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2013, unless the Company extends such expiration date with respect to an Exchange Offer (such date and time, as it may be extended, the “Expiration Date”). Tenders of Original Notes in an Exchange Offer may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable Expiration Date.

The Company has not retained any dealer-manager in connection with either of the Exchange Offers and will not make any payment to brokers, dealers or others soliciting acceptances of either of the Exchange Offers.

To participate in an Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal or an Agent’s Message (as defined in the Letter of Transmittal) stating that the tendering holder has expressly acknowledged receipt of, and agrees to be bound by and held accountable under, the Letter of Transmittal, must be sent to the Exchange Agent and certificates representing the applicable Original Notes (or confirmation of book-entry transfer of such Original Notes into the Exchange Agent’s account at The Depository Trust Company) must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

Any inquiries you may have with respect to an Exchange Offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

CC Holdings GS V LLC

Crown Castle GS III Corp.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO AN EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.